Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: November 4, 2015

El Paso Electric Announces Third Quarter Financial Results

Overview

•
For the third quarter of 2015, El Paso Electric Company ("EE" or the "Company") reported net income of $56.7 million, or $1.40 basic and diluted earnings per share. In the third quarter of 2014, EE reported net income of $52.5 million, or $1.30 basic and diluted earnings per share.

•
For the nine months ended September 30, 2015, EE reported net income of $81.3 million, or $2.01 basic and diluted earnings per share. Net income for the nine months ended September 30, 2014 was $87.2 million, or $2.16 basic and diluted earnings per share.

"Our third quarter results are primarily the result of the hotter than normal summer weather our service territory experienced during the quarter ended September 30, 2015," said Tom Shockley, Chief Executive Officer. "Our retail kWh sales grew 7.0% over the third quarter of 2014, which set a record for kWh consumption for our service territory during any calendar quarter. Further, we reached a new native system peak of 1,794 megawatts in August 2015. Although these accomplishments were largely the result of hotter weather conditions, they illustrate that we operate in a vibrant and growing community and we look forward to continuing to meet the region's expanding energy needs with clean and reliable technology."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2015 net income relative to 2014 net income:

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
September 30, 2014		$52,476	$1.30		$87,187	$2.16
Changes in:
Retail non-fuel base revenues	$14,050	9,133	0.23	$12,869	8,365	0.21
Investment and interest income	3,539	2,825	0.07	4,027	3,232	0.08
Allowance for funds used during construction	(2,811)	(2,518)	(0.06)	(2,274)	(2,107)	(0.05)
Interest on long-term debt	(1,848)	(1,202)	(0.03)	(5,640)	(3,667)	(0.09)
Depreciation and amortization	(1,695)	(1,102)	(0.03)	(4,744)	(3,084)	(0.08)
Palo Verde operations and maintenance	(1,527)	(992)	(0.03)	339	221	0.01
Deregulated Palo Verde Unit 3	(1,409)	(915)	(0.02)	(4,362)	(2,835)	(0.07)
Transmission and distribution O&M	(548)	(356)	(0.01)	(2,820)	(1,832)	(0.05)
O&M at fossil-fuel generating plants	(26)	(17)	—	(4,305)	(2,799)	(0.07)
Palo Verde performance rewards, net	—	—	—	(2,143)	(1,415)	(0.04)
Other		(592)	(0.02)		4	—
September 30, 2015		$56,740	$1.40		$81,270	$2.01

Regulatory Lag
The completion of Montana Power Station ("MPS") Units 1 & 2 (including common plant, transmission lines and substation) and the Eastside Operations Center ("EOC") are having a negative impact on the Company's 2015 financial results relative to 2014 due to regulatory lag associated with the placement in service of these assets without a corresponding increase in revenues. The primary impact from these assets being placed in service include a reduction in amounts capitalized for allowance for funds used during construction ("AFUDC"), and increases in depreciation, operations and maintenance expense, property taxes and interest cost.
Third Quarter 2015
Income for the quarter ended September 30, 2015, when compared to the same period last year, was positively affected by:

•
Increased retail non-fuel base revenues, primarily due to increased revenues largely resulting from hotter weather experienced in the third quarter of 2015. Most of this increase was generated from our residential and small commercial and industrial customers. KWh sales to residential and small commercial and industrial customers increased 11.9% and 3.4%, respectively, reflecting a 22.4% increase in cooling degree days for the third quarter compared to the same period in 2014. Retail non-fuel base revenues increased $1.4 million from our large commercial and industrial customers and $1.3 million from sales to public authorities, compared to the same period in 2014.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•	Increased investment and interest income due to further diversification of the Company’s Palo Verde decommissioning trust fund equity portfolio.

Income for the quarter ended September 30, 2015, when compared to the same period last year, was negatively affected by:

•
Decreased AFUDC due to lower balances of construction work in progress (“CWIP”), primarily due to MPS Units 1 & 2 and the EOC being placed in service during the first quarter of 2015 and a reduction in the AFUDC accrual rate.

•	Increased interest on long-term debt due to the interest accrued on the $150 million senior notes issued in December 2014.

•	Increased depreciation and amortization related to an increase in depreciable plant, primarily due to MPS Units 1 & 2 and the EOC being placed in service during the first quarter of 2015.

•	Increased Palo Verde operations and maintenance expense.

•	Decreased deregulated Palo Verde Unit 3 revenues, primarily due to a 20.3% decrease in proxy market prices reflecting a decline in the price of natural gas.

•	Increased transmission and distribution operation and maintenance expense primarily due to system support and improvements and preventive maintenance.

•
Increased operations and maintenance expense related to our fossil-fuel generating plants, primarily due to operations and maintenance expense at MPS in 2015, with no comparable expense during the same period last year and an increased level of maintenance activity at the Four Corners plant. These increases were largely offset by decreased maintenance expense at the Rio Grande plant.

Year to Date
Income for the nine months ended September 30, 2015, when compared to the same period last year, was positively affected by:

•
Increased retail non-fuel base revenues, primarily due to (i) increased revenues of $10.4 million from our residential customers due to hotter weather in the third quarter of 2015 contributing to a 5.6% increase in kWh sales; (ii) increased revenues of $1.9 million from small commercial and industrial customers due to a 1.5% increase in kWh sales resulting from hotter weather and a 1.8% increase in the average number of customers; and (iii) a $1.2 million increase from large commercial and industrial customers. These increases were partially offset by a $0.7 million decrease from sales to public authorities due to a military installation moving a portion of their load to an interruptible rate.

•	Increased investment and interest income due to further diversification of the Company’s Palo Verde decommissioning trust fund equity portfolio.
Income for the nine months ended September 30, 2015, when compared to the same period last year, was negatively affected by:

•	Increased interest on long-term debt due to the interest accrued on the $150 million senior notes issued in December 2014.

•	Increased depreciation and amortization related to an increase in depreciable plant, primarily due to MPS Units 1 & 2 and the EOC being placed in service during the first quarter of 2015.

•
Decreased deregulated Palo Verde Unit 3 revenues, primarily due to a 24.6% decrease in proxy market prices, reflecting a decline in the price of natural gas and a 12.5% decrease in generation due primarily to a Unit 3 planned spring refueling outage that was completed in May 2015 with no comparable outage in 2014.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•
Increased operations and maintenance expense related to our fossil-fuel generating plants, primarily due to operations and maintenance expense at MPS in 2015, with no comparable expense during the same period last year and an increased level of maintenance activity at the Newman and Four Corners plants. These increases were partially offset by decreased maintenance expense at the Rio Grande plant.

•	Increased transmission and distribution operations and maintenance expense primarily due to (i) increased preventive maintenance; (ii) system support and improvements; and (iii) environmental expense.

•
Decreased amounts of AFUDC capitalized due to lower balances of construction work in process primarily due to MPS Units 1 & 2, and the EOC being placed in service during the first quarter of 2015 and a reduction in the AFUDC accrual rate.

•
Recognition of Palo Verde performance rewards associated with the 2009 to 2012 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 41852 recorded in June 2014 with no comparable amount in the current period.

Retail Non-fuel Base Revenues
Retail non-fuel base revenues increased $14.1 million, pre-tax, or 7.7% in the third quarter of 2015, compared to the same period in 2014. This increase includes a $9.5 million increase in revenues from residential customers and a $1.8 million increase in revenues from our small commercial and industrial customers reflecting hotter summer weather in the third quarter of 2015 when compared to 2014. Retail non-fuel base revenues from large commercial and industrial customers increased $1.4 million. Retail non-fuel revenues from sales to public authorities increased $1.3 million reflecting an 8.2% increase in kWh sales. Cooling degree days increased 22.4% for the third quarter of 2015, compared to the same quarter last year, and were 15.9% above the 10-year average. Non-fuel base revenues and kWh sales are provided by customer class on page 11 of this release.

For the nine months ended September 30, 2015, retail non-fuel base revenues increased $12.9 million, or 2.9% compared to the same period in 2014. This increase includes a $10.4 million increase in revenues from residential customers and a $1.9 million increase in revenues from small commercial and industrial customers reflecting hotter summer weather and an increase of 1.3% and 1.8%, respectively in the average number of customers. KWh sales to public authorities increased 1.6% while revenue declined by $0.7 million due to a military installation moving a portion of their load to an interruptible rate. Retail non-fuel revenues from large commercial and industrial customers increased $1.2 million. Cooling degree days increased 6.3% in 2015, when compared to the same period last year, and were 4.7% over the 10-year average. Heating degree days increased 15.7% for the nine months of 2015, compared to the same period last year, and were 3.3% below the 10-year average. Non-fuel base revenues and kWh sales are provided by customer class on page 13 of this release.
Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 44.9% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt, and short-term borrowings under the revolving credit facility). At September 30, 2015, we had a balance of $12.6 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, and available borrowings under our Revolving Credit Facility ("RCF") to meet all of our anticipated cash requirements for the next 12 months. We may also issue long-term debt in the capital markets in early 2016 to finance capital requirements and reduce amounts outstanding on our RCF. At September 30, 2015 $85.0 million was outstanding under the RCF for working capital and general corporate purposes.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Cash flows from operations for the nine months ended September 30, 2015 were $176.4 million, compared to $174.6 million in the corresponding period in 2014. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the nine months ended September 30, 2015, the Company had a fuel over-recovery of $10.9 million compared to an under-recovery of fuel costs of $1.2 million during the nine months ended September 30, 2014. At September 30, 2015, we had a net fuel over-recovery balance of $1.6 million, including an under-recovery of $2.4 million in Texas, and an over-recovery of $4.0 million in the New Mexico and FERC jurisdictions. On April 15, 2015, we filed a request to lower our Texas fixed fuel factor by approximately 24% to reflect a change in fuel costs primarily related to a reduction in natural gas prices. This decrease was effective with May 2015 billings.
During the nine months ended September 30, 2015, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric utility plant were $211.5 million for the nine months ended September 30, 2015 and $189.3 million for the nine months ended September 30, 2014. Capital expenditures for 2015 are expected to be $278.7 million. Capital requirements for purchases of nuclear fuel were $30.5 million for the nine months ended September 30, 2015, and $28.8 million for the nine months ended September 30, 2014.
On September 30, 2015, we paid a quarterly cash dividend of $0.295 per share, or $11.9 million, to shareholders of record as of September 16, 2015. We paid a total of $35.1 million in cash dividends during the nine months ended September 30, 2015. At the current dividend rate, we expect to pay cash dividends of approximately $47.1 million during 2015.
No shares of common stock were repurchased during the nine months ended September 30, 2015. As of September 30, 2015, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The aggregate unsecured borrowing available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In August 2015, the RGRT $15.0 million Series A 3.67% Senior Notes matured and were paid utilizing funds borrowed from the RCF. The total amount borrowed for nuclear fuel by the RGRT was $128.7 million at September 30, 2015, of which $33.7 million had been borrowed under the RCF, and $95.0 million was borrowed through senior notes. Borrowings by the RGRT for nuclear fuel were $127.5 million as of September 30, 2014, of which $17.5 million had been borrowed under the RCF and $110.0 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At September 30, 2015, $85.0 million was outstanding under the RCF for working capital and general corporate purposes. At September 30, 2014, $72.0 million was outstanding under the RCF for working capital and general corporate purposes.

We received approval from the New Mexico Public Regulation Commission on October 7, 2015, and from the Federal Energy Regulatory Commission ("FERC") on October 19, 2015, to issue up to $310 million in new long-term debt and to guarantee the issuance of up to $65 million of new debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations.  We also requested approval from the FERC to continue to utilize our existing RCF without change from the Commission’s previously approved

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

authorization. The FERC authorization is effective from November 15, 2015 through November 15, 2017. The approvals granted in these cases supersede prior approvals.

2015 Earnings Guidance
We are adjusting and narrowing our earnings guidance for 2015 to a range of $1.95 to $2.10 per basic share from the previous range of $1.75 to 2.05.
Conference Call
A conference call to discuss third quarter 2015 financial results is scheduled for 10:30 A.M. Eastern Time, on November 4, 2015. The dial-in number is 888-461-2024 with a conference ID number of 4633829. The international dial-in number is 719-325-2361. The conference leader will be Lisa Budtke, Assistant Treasurer. A replay will run through November 18, 2015 with a dial-in number of 888-203-1112 and a conference ID number of 4633829. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiii) possible physical or cyber attacks, intrusions or other catastrophic events; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

Investor Relations
Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended September 30, 2015 and 2014
(In thousands except for per share data)
(Unaudited)

	2015	2014	Variance

Operating revenues, net of energy expenses:
Base revenues	$197,620	$183,405	$14,215	(a)
Deregulated Palo Verde Unit 3 revenues	2,535	3,944	(1,409)
Other	9,240	7,702	1,538
Operating Revenues Net of Energy Expenses	209,395	195,051	14,344

Other operating expenses:
Other operations and maintenance	57,699	54,417	3,282
Palo Verde operations and maintenance	22,016	20,489	1,527
Taxes other than income taxes	19,253	17,964	1,289
Other income	5,747	1,389	4,358
Earnings Before Interest, Taxes, Depreciation and Amortization	116,174	103,570	12,604	(b)

Depreciation and amortization	22,380	20,685	1,695
Interest on long-term debt	16,465	14,617	1,848
AFUDC and capitalized interest	4,435	7,308	(2,873)
Other interest expense	424	438	(14)
Income Before Income Taxes	81,340	75,138	6,202

Income tax expense	24,600	22,662	1,938

Net Income	$56,740	$52,476	$4,264

Basic Earnings per Share	$1.40	$1.30	$0.10

Diluted Earnings per Share	$1.40	$1.30	$0.10

Dividends declared per share of common stock	$0.295	$0.280	$0.015

Weighted average number of shares outstanding	40,289	40,214	75

Weighted average number of shares and dilutive
potential shares outstanding	40,330	42,065	(1,735)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $23.2 million and $22.4 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Statements of Operations
Nine Months Ended September 30, 2015 and 2014
(In thousands except for per share data)
(Unaudited)

	2015	2014	Variance

Operating revenues, net of energy expenses:
Base revenues	$451,648	$438,613	$13,035	(a)
Deregulated Palo Verde Unit 3 revenues	7,541	11,903	(4,362)
Palo Verde performance rewards, net	—	2,220	(2,220)
Other	23,001	22,331	670
Operating Revenues Net of Energy Expenses	482,190	475,067	7,123

Other operating expenses:
Other operations and maintenance	160,685	153,515	7,170
Palo Verde operations and maintenance	67,702	68,041	(339)
Taxes other than income taxes	48,844	48,883	(39)
Other income	11,324	8,642	2,682
Earnings Before Interest, Taxes, Depreciation and Amortization	216,283	213,270	3,013	(b)

Depreciation and amortization	67,080	62,336	4,744
Interest on long-term debt	49,443	43,803	5,640
AFUDC and capitalized interest	17,540	19,853	(2,313)
Other interest expense	941	899	42
Income Before Income Taxes	116,359	126,085	(9,726)

Income tax expense	35,089	38,898	(3,809)

Net Income	$81,270	$87,187	$(5,917)

Basic Earnings per Share	$2.01	$2.16	$(0.15)

Diluted Earnings per Share	$2.01	$2.16	$(0.15)

Dividends declared per share of common stock	$0.870	$0.825	$0.045

Weighted average number of shares outstanding	40,268	40,181	87

Weighted average number of shares and dilutive
potential shares outstanding	40,300	40,209	91

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $55.8 million and $55.6 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Nine Months Ended September 30, 2015 and 2014
(In thousands and Unaudited)

	2015	2014
Cash flows from operating activities:
Net income	$81,270	$87,187
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	67,080	62,336
Amortization of nuclear fuel	32,864	33,942
Deferred income taxes, net	32,090	35,990
Net gains on sale of decommissioning trust funds	(7,886)	(3,791)
Other	4,655	2,111
Change in:
Accounts receivable	(33,156)	(47,331)
Net over-collection (under-collection) of fuel revenues	10,934	(1,233)
Accounts payable	(14,397)	3,557
Other	2,976	1,869
Net cash provided by operating activities	176,430	174,637

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(211,516)	(189,273)
Cash additions to nuclear fuel	(30,483)	(28,772)
Decommissioning trust funds	(6,240)	(6,988)
Other	(9,106)	(2,805)
Net cash used for investing activities	(257,345)	(227,838)

Cash flows from financing activities:
Dividends paid	(35,138)	(33,261)
Borrowings under the revolving credit facility, net	104,161	75,176
Payment on maturing RGRT senior notes	(15,000)	—
Other	(1,039)	(896)
Net cash provided by financing activities	52,984	41,019

Net decrease in cash and cash equivalents	(27,931)	(12,182)

Cash and cash equivalents at beginning of period	40,504	25,592

Cash and cash equivalents at end of period	$12,573	$13,410

El Paso Electric Company
Quarter Ended September 30, 2015 and 2014
Sales and Revenues Statistics

				Increase (Decrease)
		2015	2014	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,000,997	894,525	106,472	11.9%
	Commercial and industrial, small	718,897	694,928	23,969	3.4%
	Commercial and industrial, large	270,240	276,226	(5,986)	(2.2)%
	Public authorities	459,212	424,445	34,767	8.2%
	Total retail sales	2,449,346	2,290,124	159,222	7.0%
	Wholesale:
	Sales for resale	22,126	19,211	2,915	15.2%
	Off-system sales	711,934	740,153	(28,219)	(3.8)%
	Total wholesale sales	734,060	759,364	(25,304)	(3.3)%
	Total kWh sales	3,183,406	3,049,488	133,918	4.4%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$90,803	$81,296	$9,507	11.7%
	Commercial and industrial, small	62,966	61,143	1,823	3.0%
	Commercial and industrial, large	13,327	11,929	1,398	11.7%
	Public authorities	29,588	28,266	1,322	4.7%
	Total retail non-fuel base revenues	196,684	182,634	14,050	7.7%
	Wholesale:
	Sales for resale	936	771	165	21.4%
	Total non-fuel base revenues	197,620	183,405	14,215	7.8%
	Fuel revenues:
	Recovered from customers during the period	39,614	54,405	(14,791)	(27.2)%
	Over collection of fuel (a)	(101)	(12,136)	12,035	99.2%
	New Mexico fuel in base rates	23,215	22,416	799	3.6%
	Total fuel revenues (b)	62,728	64,685	(1,957)	(3.0)%
	Off-system sales:
	Fuel cost	17,920	22,007	(4,087)	(18.6)%
	Shared margins	2,446	5,126	(2,680)	(52.3)%
	Retained margins	435	605	(170)	(28.1)%
	Total off-system sales	20,801	27,738	(6,937)	(25.0)%
	Other (c)	8,564	7,817	747	9.6%
	Total operating revenues	$289,713	$283,645	$6,068	2.1%

(a)	2014 includes a Department of Energy refund related to spent fuel storage of $8.3 million.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.5 million and $3.9 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended September 30, 2015 and 2014
Other Statistical Data

			Increase (Decrease)
	2015	2014	Amount	Percentage

Average number of retail customers: (a)
Residential	357,913	353,075	4,838	1.4%
Commercial and industrial, small	40,368	39,730	638	1.6%
Commercial and industrial, large	49	49	—	—
Public authorities	5,240	5,112	128	2.5%
Total	403,570	397,966	5,604	1.4%

Number of retail customers (end of period): (a)
Residential	358,421	353,640	4,781	1.4%
Commercial and industrial, small	40,385	39,813	572	1.4%
Commercial and industrial, large	49	49	—	—
Public authorities	5,232	5,126	106	2.1%
Total	404,087	398,628	5,459	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	—	—	1
Cooling degree days	1,732	1,415	1,495

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2015	2014	Amount	Percentage

Palo Verde	1,374,274	1,370,091	4,183	0.3%
Four Corners	162,771	164,665	(1,894)	(1.2)%
Gas plants	1,351,775	1,289,419	62,356	4.8%
Total generation	2,888,820	2,824,175	64,645	2.3%
Purchased power:
Photovoltaic	77,104	65,854	11,250	17.1%
Other	421,571	320,869	100,702	31.4%
Total purchased power	498,675	386,723	111,952	28.9%
Total available energy	3,387,495	3,210,898	176,597	5.5%
Line losses and Company use	204,089	161,410	42,679	26.4%
Total kWh sold	3,183,406	3,049,488	133,918	4.4%

	Palo Verde capacity factor	100.1%	99.8%	0.3%

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Nine Months Ended September 30, 2015 and 2014
Sales and Revenues Statistics

				Increase (Decrease)
		2015	2014	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,203,590	2,087,558	116,032	5.6%
	Commercial and industrial, small	1,835,931	1,809,477	26,454	1.5%
	Commercial and industrial, large	802,182	794,891	7,291	0.9%
	Public authorities	1,222,187	1,202,403	19,784	1.6%
	Total retail sales	6,063,890	5,894,329	169,561	2.9%
	Wholesale:
	Sales for resale	54,575	51,931	2,644	5.1%
	Off-system sales	1,913,215	2,003,020	(89,805)	(4.5)%
	Total wholesale sales	1,967,790	2,054,951	(87,161)	(4.2)%
	Total kWh sales	8,031,680	7,949,280	82,400	1.0%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$197,165	$186,718	$10,447	5.6%
	Commercial and industrial, small	148,800	146,939	1,861	1.3%
	Commercial and industrial, large	31,455	30,220	1,235	4.1%
	Public authorities	72,163	72,837	(674)	(0.9)%
	Total retail non-fuel base revenues	449,583	436,714	12,869	2.9%
	Wholesale:
	Sales for resale	2,065	1,899	166	8.7%
	Total non-fuel base revenues	451,648	438,613	13,035	3.0%

	Fuel revenues:
	Recovered from customers during the period	102,985	126,107	(23,122)	(18.3)%
	Under (over) collection of fuel (a)	(10,933)	1,223	(12,156)	—
	New Mexico fuel in base rates	55,765	55,643	122	0.2%
	Total fuel revenues (b)	147,817	182,973	(35,156)	(19.2)%

	Off-system sales:
	Fuel cost	41,204	61,470	(20,266)	(33.0)%
	Shared margins	8,698	14,515	(5,817)	(40.1)%
	Retained margins	955	1,729	(774)	(44.8)%
	Total off-system sales	50,857	77,714	(26,857)	(34.6)%
	Other (c)	22,645	21,662	983	4.5%
	Total operating revenues	$672,967	$720,962	$(47,995)	(6.7)%

(a)	Includes a Department of Energy refund related to spent fuel storage of $5.8 million and $8.3 million, respectively. 2014 includes a $2.2 million related to Palo Verde performance rewards, net.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $7.5 million and $11.9 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Nine Months Ended September 30, 2015 and 2014
Other Statistical Data

			Increase (Decrease)
	2015	2014	Amount	Percentage

Average number of retail customers: (a)
Residential	356,388	351,813	4,575	1.3%
Commercial and industrial, small	40,207	39,477	730	1.8%
Commercial and industrial, large	49	49	—	—
Public authorities	5,243	5,090	153	3.0%
Total	401,887	396,429	5,458	1.4%

Number of retail customers (end of period): (a)
Residential	358,421	353,640	4,781	1.4%
Commercial and industrial, small	40,385	39,813	572	1.4%
Commercial and industrial, large	49	49	—	—
Public authorities	5,232	5,126	106	2.1%
Total	404,087	398,628	5,459	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	1,206	1,042	1,247
Cooling degree days	2,695	2,535	2,574

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2015	2014	Amount	Percentage

Palo Verde	3,940,370	3,926,066	14,304	0.4%
Four Corners	473,416	436,889	36,527	8.4%
Gas plants	3,046,330	2,884,707	161,623	5.6%
Total generation	7,460,116	7,247,662	212,454	2.9%
Purchased power:
Photovoltaic	223,818	174,038	49,780	28.6%
Other	827,478	974,317	(146,839)	(15.1)%
Total purchased power	1,051,296	1,148,355	(97,059)	(8.5)%
Total available energy	8,511,412	8,396,017	115,395	1.4%
Line losses and Company use	479,732	446,737	32,995	7.4%
Total kWh sold	8,031,680	7,949,280	82,400	1.0%

	Palo Verde capacity factor	96.7%	96.4%	0.3%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At September 30, 2015 and 2014
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2015	2014

Cash and cash equivalents	$12,573	$13,410

Common stock equity	$1,020,795	$1,015,857
Long-term debt	1,134,258	984,688
Total capitalization	$2,155,053	$2,000,545

Current maturities of long-term debt	$—	$15,000

Short-term borrowings under the revolving credit facility	$118,693	$89,528

Number of shares - end of period	40,426,668	40,357,982

Book value per common share	$25.25	$25.17

Common equity ratio (a)	44.9%	48.3%
Debt ratio	55.1%	51.7%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.